Exhibit 99.1

FOR IMMEDIATE RELEASE
December 4, 2025

Contact
Investor Relations
+1-630-227-5830
investors@aarcorp.com

AAR announces Chief Financial Officer transition

Wood Dale, Illinois — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, announced that Sarah Flanagan has been named the Company’s Interim Chief Financial Officer, effective December 11, 2025. Ms. Flanagan, AAR’s Vice President, Financial Operations, will succeed Sean Gillen, who will depart AAR to pursue another opportunity outside the aviation industry.

Ms. Flanagan joined AAR in 2012 and has held positions of increasing responsibility in the Company’s finance organization, including Group Chief Financial Officer for the Company’s largest business segment. Her financial leadership supported AAR’s growth, and in 2017, she was named an Officer of the Company. Prior to AAR, Ms. Flanagan served in various FP&A, Controller, and Group CFO roles at Honeywell International, Inc. and as an auditor at PwC.

“I want to thank Sean for his many contributions as CFO over the past seven years,” said John M. Holmes, AAR’s Chairman, President and CEO. “Sean’s experience has played a key role in executing on our strategy to reposition and enhance AAR’s portfolio to focus on higher growth, higher margin businesses over the last few years. We wish him the best in his new role.”

Holmes continued, “We are fortunate to have a deep bench of strong talent at AAR, and Sarah brings vast industry knowledge and extensive experience across AAR’s global operations. Sarah and I have worked closely during her 13 years at AAR, and I am excited she will lead our finance organization during this interim period.”

About AAR
AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com.

This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s expectations about future conditions, including leadership of our finance organization and execution of our strategy. Forward-looking statements may also be identified because they contain words such as ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘likely,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘seek,’’ ‘‘should,’’ ‘‘target,’’ ‘‘will,’’ ‘‘would,’’ or similar expressions and the negatives of those terms. These forward-looking statements are based on beliefs of management, as well as assumptions and estimates based on information currently available to management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. For a discussion of these and other risks and uncertainties, refer to “Risk Factors” in AAR CORP.’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond management’s control. Management assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.